Exhibit 99.2

Lordstown Motors Provides Production and Financial Update

LORDSTOWN, Ohio, September 30, 2021 (GLOBE NEWSWIRE) -- Lordstown Motors Corp. (Nasdaq: RIDE), (“Lordstown Motors” or the “Company”), a provider of electric light duty trucks focused on the commercial fleet market, today announced that the Company and Hon Hai Technology Group (“Foxconn”) (TWSE: 2317) have reached an agreement in principle to work jointly on electric vehicle programs in the Company’s assembly plant in Lordstown, Ohio.  In connection with this announcement, the Company is today updating its production plan and financial outlook.

Production of the Endurance™ - The Lordstown Motors team continues to move forward with its plan to build a limited number of vehicles for testing, validation, verification and regulatory approvals during the balance of 2021 and the first part of 2022. In light of the Foxconn agreement, the Company will evaluate the potential impact of the parties’ contract manufacturing relationship on commercial production, supply chain opportunities with Foxconn and the appropriate integration and timing of the parties’ operations teams and will provide an update on its production plan during our upcoming Q3 2021 earnings call currently slated for mid-November. See “Forward-Looking Statements” below.

Financial outlook - The Company is updating its 2021 financial outlook last provided during its Q2 2021 earnings call, as follows:

•	Capital expenditures – unchanged in total from $375 to $400 million, including changes in timing of tooling and equipment purchases and the inclusion of forecasted soft tooling expense purchases previously included in R&D expense.

•	SG&A expenditures - $105 to $120 million, up from $95 to $105 million, primarily due to higher legal and professional fees.

•	R&D expenditures - $320 to $340 million, up from $310 to $320 million, largely due to increased prototyping and pre-production expenses, reduced by the impact of moving forecasted soft tooling expense to capital expenditures as mentioned above.

•	Cash balance on September 30, 2021 - $210 to $240 million, down from $225 to $275 million, which includes approximately $20 million of proceeds from the issuance of common stock under the Company’s Equity Purchase Agreement in August and September but excludes proceeds from Foxconn’s purchase of $50 million of the Company’s common stock as announced today.

These updated financial projections regarding pre-production expenses may be affected by numerous factors, including the results of validation and regulatory testing, supply chain constraints and delays, and the timing of tooling and equipment purchases.  See “Forward-Looking Statements” below.

Lordstown Motors has engaged Jefferies LLC to advise the Company on additional financing alternatives, which may include private or public equity transactions, debt financings, or some combination of these.

About Lordstown Motors Corp.

Lordstown Motors is an Ohio-based electric vehicle (EV) innovator developing high-quality light duty commercial fleet vehicles, with the Endurance all electric pick-up truck as its first vehicle being launched in the Lordstown, Ohio facility. The Company has engineering, research and development facilities in Farmington Hills, Michigan and Irvine, California. For additional information visit www.lordstownmotors.com.

About Foxconn Technology Group

Established in Taiwan in 1974, Hon Hai Technology Group (Foxconn) (ticker 2317 in Taiwan) is the world’s largest electronics manufacturer. Foxconn is also the leading technological solution provider, and it continuously leverages its expertise in software and hardware to integrate its unique manufacturing systems with emerging technologies. By capitalizing on its expertise in Cloud Computing, Mobile Devices, IoT, Big Data, AI, Smart Networks, and Robotics / Automation, the Group has expanded not only its capabilities into the development of electric vehicles, digital health and robotics, but also three key technologies –AI, semiconductors and new-generation communications technology – which are key to driving its long-term growth strategy and the four core product pillars: Consumer Products, Enterprise Products, Computing Products and Components and Others. For additional information visit https://www.foxconn.com/en-us/.

Forward Looking Statements

This press release includes forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” “expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors, including, but not limited to: our limited operating history and our significant projected funding needs; our liquidity position; the need to raise substantial additional capital to continue ongoing operations; risks associated with the conversion and retooling of our facility and ramp up of production; our inability to obtain binding purchase orders from customers and potential customers’ inability to integrate our electric vehicles into their existing fleets; our inability to retain key personnel and to hire additional personnel; competition in the electric pickup truck market; supply chain disruptions; the potential inability to source essential components; our inability to develop a sales distribution network; the ability to protect our intellectual property rights; and the failure to obtain required regulatory approvals. In addition, our agreement in principle with Foxconn is non-binding and subject to the negotiation and execution of definitive agreements. No assurances can be given that definitive agreements will be entered into on the terms contemplated, or at all. Nor can any assurances be given as to the timing of any such agreements. Furthermore, potential supply chain disruptions, and their consequences on testing and other activities, could present challenges that impact the timing of our commercial production. Any forward-looking statements speak only as of the date on which they are made, and Lordstown Motors undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Carter W. Driscoll, CFA

lordstownIR@icrinc.com

Media

Kimberly Spell

Kimberly.spell.ext@lordstownmotors.com